Exhibit 99.2

China Sun Group High-Tech Co. Announces Operational Strategy to Address Global Economic Challenges

LIAONING PROVINCE, China, December 5, 2008: China Sun Group High-Tech Co. (OTCBB: CSGH) ("China Sun Group") which, through its wholly-owned subsidiary, Dalian Xinyang High-Tech Development Co. Ltd ("DLX") has the second largest cobalt series production capacity in the People's Republic of China ("PRC"), today announced its operational plan to address the challenges of a world economic crisis.

Bin Wang, CEO of China Sun Group, said, “We believe we have taken the necessary steps to maintain a steady growth despite a prevailing economic downturn. The progress DLX has made to-date, include achieving triple digit sales growth, cost reductions from new production lines, and new commercial product development. These factors have created a strong foundation for DLX to sustain operations despite an inevitable downturn in the demand for lithium ion batteries worldwide.”

Mr. Wang highlighted the major points of DLX's operational plan as follows:

1. Leverage Brand Equity. DLX plans to leverage  off the strengths of its strong brand recognition. In November 2008, the China Brand Management Promoting Committee awarded DLX's “Tong Tong” brand of cobaltosic oxide and lithium cobalt oxide series of products the titles of “Priority Choice of Government Procurement” and “Chinese Famous Brand of Qualified Battery Materials.” This distinction is an endorsement of DLX’s leadership role in technology innovation and production of its brand of cobaltosic oxide and lithium cobalt oxide products and firmly establishes it ahead of its competitors.

2. Reduced Cost of Production. Processing time has been shortened and costs reducedas a result of innovation by DLX's internal research & development team.

3. Capitalize on Emerging Markets. DLX is plans to partake in projects like “Household Electric Appliances to Rural Areas,” a government initiative that seeks to cooperate with cell phone battery manufacturers worldwide to supply it with the raw materials to bring new communication technology to underserved and rural areas in China. This initiative is anticipated to drive up production levels for DLX's battery components.

4.  Commercial Product Launch. DLX's “Tong Tong” brand of lithium iron phosphate, which was awarded the title of “Priority Choice of Government Procurement” and “Key Promoting Product of High-Tech Industry” by China Brand Management Promoting Committee in November 2008, is scheduled for commercial release at the end of March of 2009. With this new product line, DLX takes in early position in bringing advanced battery component technology to market. Lithium iron phosphate batteries are safer, have a lower cost of materials, are eco-friendly, and have greater power efficiencies compared to lithium cobalt oxide batteries.

5. Finished Goods Production. The commercialization of the new Tong Tong product, lithium iron phosphate, will set up a solid basis for DLX to create a vertically integrated company for the production of batteries, as well as their components.

6. Adjustments in Sources of Raw Materials. Refined cobalt ore is the main raw material of DLX's products, and it is procured directly from the Congo by the DLX branch office in South Africa. The political climate in the Congo has been getting worse since May 2008. For safety reasons, most of staff of the Congo's foreign enterprises, including DLX employees, have had to temporarily leave the country. Based on the emergent situation in the Congo and China's cost of materials in the second half of 2008, DLX made a strategic adjustment to move from directly importing materials from the Congo to domestic procurement in China. World economic crisis causes the export in Japan and South Korea to decrease dramatically, which creates volatile pricing for Chinese cobalt ore. DLX's adjustment addresses the current macroeconomic situation, and greatly offsets any adverse impact by the global economy.

About China Sun Group

China Sun Group High-Tech Co., ("China Sun Group") produces anode materials used in lithium ion batteries. Through its wholly-owned operating subsidiary, Dalian Xinyang High-Tech Development Co. Ltd ("DLX"), the Company primarily produces cobaltosic oxide and lithium cobalt oxide. According to the China Battery Industry Association, DLX has the second largest cobalt series production capacity in the People's Republic of China. Through its research and development division, DLX owns a proprietary series of nanometer technologies that supply state-of-the-art components for advanced lithium ion batteries. Leveraging its state-of-the-art technology, high-quality product line and scalable production capacity, the Company plans to create a fully integrated supply chain from the primary manufacturing of cobalt ore to finished products, including lithium ion batteries. For more information, visit http://www.china-sun.cn.

Safe Harbor Statement

The statements contained herein that are not historical facts are considered "forward-looking statements." Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In particular, statements regarding the potential growth of the markets are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the effect of political, economic, and market conditions and geopolitical events; legislative and regulatory changes that affect our business; the availability of funds and working capital; the actions and initiatives of current and potential competitors; investor sentiment; and our reputation. We do not undertake any responsibility to publicly release any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this report. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by any forward-looking statements. The factors discussed herein are expressed from time to time in our filings with the Securities and Exchange Commission available at http://www.sec.gov.

Contact:
          China Sun Group
          Thomas Yang
          Assistant to the President
          Tel: 917-432-9350 (U.S.) or
          86 411 8289-7752 8288 9800(China)
          Fax: 86 411 8289-2739
          e-mail: yang_xianfu@yahoo.com.cn